UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 22, 2010

Pizza Inn, Inc.
(Exact name of registrant as specified in its charter)

Missouri	0-12919	47-0654575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas           75056
(Address of principal executive offices)               (Zip Code)

Registrant’s telephone number, including area code (469) 384-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2010, the Company’s board of directors appointed Madison Jobe, 55, to serve as Senior Vice President and Chief Operating Officer.  Mr. Jobe was previously appointed Vice President of Development of the Company in February 2009.  Prior to joining the Company, Mr. Jobe had served as Vice President of Franchise Development for Stockade Companies, LLC since May 2004.  Mr. Jobe was employed from October 2001 to May 2004 as the Vice President of Franchise Development for Ruby’s Diner, Inc. and from February 2001 to August 2001 as Vice President of Fatburger, Inc.  From April 1997 to April 2001, Mr. Jobe provided strategic, franchise development and financial planning consulting services to restaurant, retail and service industry clients.  Shakey’s, Inc. was a significant client during this time and Mr. Jobe also served as Chief Operating Officer of Shakey’s, Inc. from April, 1998 to September, 1999.

In connection with his promotion, Mr. Jobe’s employment arrangement with the Company, as set forth in an employment letter dated January 23, 2009, was modified to increase his annual salary to $150,000 and his discretionary bonus potential to 25% of base salary.  Mr. Jobe is also eligible to participate in the Company’s 2005 Employee Incentive Stock Option Plan and is entitled to participate in all other benefits offered by the Company to its employees.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Letter dated January 23, 2009, between Pizza Inn, Inc. and Madison Jobe

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn, Inc.

Date: April 26, 2010	By:	/s/ Charles R. Morrison
Charles R. Morrison, President
and Chief Executive Officer